EXHIBIT 10.19
                               RESELLER AGREEMENT

THIS AGREEMENT (the "AGREEMENT") entered into as of the 20th day of February, 2004 (the "EFFECTIVE DATE") provides the terms and conditions under which MediaNet Group Technologies, Inc., a Nevada corporation having an address at 5100 W. Copans Road Suite 710 Margate, FL 33063 USA ("MEDIANET GROUP TECHNOLOGIES"), authorizes Hispanic Call Centers, a _______________ Corporation, having an address at ____________________________________ ("RESELLER") to be its
true and lawful representative and agent for the purpose of reselling licenses of the MediaNet Group Technologies Portals ("PORTALS") and other MediaNet Group Technologies products and services in accordance with the terms and conditions contained in this Agreement. This Agreement, together with the other agreements and schedules referenced in it, contains the complete terms and conditions between the parties.

MEDIANET GROUP TECHNOLOGIES AND RESELLER AGREE AS FOLLOWS:

1.   LICENSE

Reseller is hereunder licensed to market MediaNet Group Technologies' Brand-A-Port portals ("PORTALS") and to resell MediaNet Group Technologies products and services for compensation in accordance with the annexed "RESELLING SCHEDULE." Under the terms and conditions as outlined in this Agreement.

2.   RESELLING

The Reseller intends to market the Portals to companies and various businesses and individuals ("BUYERS") who may include corporations, small businesses, religious organizations, network marketing, franchise, business opportunities, chains, charities, organizations and other companies that would have a use for individual and multiple portals. The purpose of this Agreement is to define the scope of compensation for the marketing of Portals to these potential customers. During the Term of this Agreement, Reseller shall have the right to market Brand-A-Port Portals, both through the existing Brand-A-Port Portal under the License and independently to Buyers for resale, subject to approval by MediaNet Group Technologies.

3.   COMPENSATION

MediaNet Group Technologies shall pay Reseller a fee in accordance with the annexed Fee Schedule. MediaNet Group Technologies will remit payment as directed by Reseller in the time frames noted on the Compensation Schedule attached hereto.

4.   PUBLICITY AND ADVERTISING

Subject to Section 7, Reseller and MediaNet Group Technologies agree that broad publicity with respect to the relationship developed by this Agreement, and the advantages of such relationship, will be permitted and actively encouraged and supported by both parties. This publicity initiative will include, but is not limited to, a press releases issued by Reseller and MediaNet Group Technologies, publicizing the strategic alliance between the parties, on site promotion and email campaigns. In this regard, Reseller and MediaNet Group Technologies shall agree on the form, content of the press release prior to its release. MediaNet Group Technologies must approve any advertising prior to issuance and placement.

5.   PROPRIETARY RIGHTS

     5.1 OWNERSHIP. RESELLER understands and agrees that MediaNet Group Technologies is the exclusive holder of and shall retain, all right, title and interest in and to the Portal, Content and Engine and the All Pages, including without limitation all intellectual Property therein site (EXCLUDING PROPRIETARY PAGES PROVIDED BY RESELLER OR BUYERS).

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     5.2 INTELLECTUAL PROPERTY. Nothing herein shall grant a party any right, title or interest in the other party's Intellectual Property, except as explicitly set forth herein. At no time during or after the Term of this Agreement shall a party challenge or assist others to challenge the other party's Intellectual Property or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those or the other party.

     5.3 INTELLECTUAL PROPERTY WARRANTY. The MediaNet Group Technologies BrandAPort Service and the operation of the site(s) and co-branded site(s) as currently operated by MediaNet Group Technologies, Inc. is designed to provide a link taking the end-user to it's originating website. Other than claims arising out of the use of the BrandAPort services, MediaNet Group Technologies shall not be responsible for unauthorized use of the Co-branded sites by Reseller, users of Reseller's or Buyers' Sites.

6.   CONFIDENTIALITY

     6.1 CONFIDENTIALITY INFORMATION. Each party (the "RECEIVING PARTY") acknowledges that by reason of its relationship to the other party (the "DISCLOSING PARTY") hereunder, the Receiving Party will have access to certain information and materials, including the terms of this Agreement, concerning the Disclosing Party's business, plans, technology, products and services that are confidential and of substantial value to the Disclosing Party, which value would be impaired if such information were disclosed to third parties ("CONFIDENTIAL INFORMATION"). The Receiving Party agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such Confidential Information revealed to it by the Disclosing Party. The Receiving Party shall take every reasonable precaution to protect the confidentiality of Confidential Information. Upon request by the Receiving Party, the Disclosing Party shall advise whether or not it considers any particular information to be Confidential Information. The Receiving Party shall not publish any technical description of the Disclosing Party's Confidential Information beyond any descriptions published by the Disclosing party. In the event of expiration or termination of this Agreement, there shall be no use or disclosure by the Receiving Party of any Confidential Information of the Disclosing Party, and the Receiving Party shall not develop any software, devices, components or assemblies utilizing the Disclosing Party's Intellectual Property. Both parties agree that the terms and conditions of this Agreement are confidential and shall not be disclosed to any third party, unless disclosure is compelled by final, non-appealable order of a court of competent jurisdiction.

     6.2 EXCLUSIONS. Confidential Information does not include information permitted to be disclosed under section 5 and any information that the Receiving Party can demonstrate by written records: (a) was known to the Receiving Party prior to its disclosure hereunder by the disclosing party;
     (b) is independently developed by the Receiving Party; (c) is or becomes publicly known through no wrongful act of the Receiving Party; (d) has been rightfully received from a third party whom the Receiving party has reasonable grounds to believe is authorized to make such disclosure without restriction; (e) has been approved for public release by the Disclosing Party's prior written authorization, or (f) must be produced or disclosed pursuant to applicable law, regulation or court order, provided that the receiving party provides prompt advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure. In addition, Reseller and MediaNet Group Technologies may disclose the existence and terms of this Agreement in connection with a potential acquisition of substantially the entire business of the other party, or a private or public offering of securities of either party.

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7.   LIMITATION OF LIABILITY

NEITHER RESELLER NOR MEDIANET GROUP TECHNOLOGIES MAKES ANY WARRANTY WHATSOEVER WITH REGARD TO THE FEATURES, FUNCTIONS, PERFORMANCE, QUALITY OR OTHER CHARACTERISTICS OF THE SERVICE EACH COMPANY PROVIDES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO EACH OTHER OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. RESELLER SHALL NOT BE LIABLE TO MEDIANET GROUP TECHNOLOGIES OR ANY OTHER PARTY FOR ANY DAMAGES ARISING FROM THIRD PARTY UNAUTHORIZED ACCESS OR USE OF THE MEDIANET GROUP TECHNOLOGIES SERVICE OR ANY IMAGES OBTAINED BY USING THE MEDIANET GROUP TECHNOLOGIES SERVICE. MEDIANET GROUP TECHNOLOGIES SHALL NOT BE LIABLE TO RESELLER OR ANY OTHER PARTY FOR ANY DAMAGES ARISING FROM THIRD PARTY UNAUTHORIZED ACCESS OR USE OF THE MEDIANET GROUP TECHNOLOGIES SERVICE OR ANY IMAGES OBTAINED BY USING THE MEDIANET GROUP TECHNOLOGIES SERVICES.

8.   DISCLAIMERS

MEDIANET GROUP TECHNOLOGIES DISCLAIMERS. MEDIANET GROUP TECHNOLOGIES MAKES NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE MEDIANET GROUP TECHNOLOGIES, PICTUREJUDGE OR BRANDAPORT SERVICE, AND MEDIANET GROUP TECHNOLOGIES SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. MEDIANET GROUP TECHNOLOGIES DOES NOT WARRANT THAT THE OPERATION OF THE MEDIANET GROUP TECHNOLOGIES SERVICE WILL BE UNINTERRUPTED OR ERROR-FREE. FURTHERMORE, MEDIANET GROUP TECHNOLOGIES DOES NOT MAKE ANY REPRESENTATIONS REGARDING THE USE OF THE RESULTS OF THE USE OF THE MEDIANET GROUP TECHNOLOGIES SITE IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

9.   TERMS AND TERMINATION

     9.1 TERM. The term of this Agreement shall commence on the Effective Date and continue for a period of 1 year after the Effective Date, unless earlier terminated as set forth herein (the "TERM"). This Agreement shall renew for successive 1-year periods, after the initial 1 Year Term, if agreed by both parties in writing within 30 days of license expiration. Either party may terminate the Agreement on 60-days written notice during a renewed term. However, in no event shall termination of this Agreement by MediaNet Group Technologies relieve it of the obligation to remit payment to Reseller for sales or Portals, Hosting Services or other products and services to or through Buyers contracted by Reseller prior to such termination. The obligation to remit payment cease 30 days after termination of this Agreement.

     9.2 TERMINATION FOR BREACH OR INSOLVENCY. A party shall have the right to terminate this Agreement on written notice if (a) the other party ceases to do business in the ordinary course or is insolvent (i.e., unable to pay its debts in the ordinary course as they come due), or is declared bankrupt, or is the subject of any liquidation or insolvency proceeding which is not dismissed within 90 days, or makes any assignment for the benefit of creditors, or (b) the other party breaches any material term of this Agreement, including timely payments, and fails to cure such breach within 30 days after written notice thereof (collectively referred to here in as "TERMINATING EVENTS"). In the event of a Terminating Event, involving Reseller, other than for an event involving fraud or dishonesty by Reseller, MediaNet Group Technologies shall be entitled to offset payments due under this Agreement against its costs incurred as a result of the Terminating Event, but shall remain obligated to remit all payments due under this agreement as a direct result of the activities of Reseller prior to the effective date of termination.

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10.  EFFECT OF TERMINATION

Upon the expiration or termination of this Agreement:

     10.1 Each party shall, within 30 days of such expiration or termination return to other party or destroy all Confidential Information and all other material received from such other party.

     10.2 All rights granted by Reseller hereunder to MediaNet Group Technologies shall terminate. All rights granted by MediaNet Group Technologies hereunder to Reseller shall terminate, subject to the continuing obligation of MediaNet Group Technologies to remit payment pursuant to the provisions of Section 8.

     10.3 Sections 5, 6, 7, 9.2 10, 11, 12 and 13 shall survive the expiration or termination of this Agreement for any reason.

11.  REMEDIES

     11.1 INDEMNIFICATION. Reseller and MediaNet Group Technologies shall indemnify and hold harmless each other, and their respective directors, officers, employees, and agents, from and against all claims, losses, damages and expenses (including reasonable attorney's fees) resulting from the breach of any agreement, representation or warranty set forth herein; provided the indemnified party provides the indemnifying party with (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

     11.2 INJUNCTIVE RELIEF. The parties acknowledge that the breach or threatened breach of this Agreement by Reseller would cause irreparable harm to MediaNet Group Technologies, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which MediaNet Group Technologies may be legally entitled, MediaNet Group Technologies may seek immediate injunctive relief in the event of a breach or threatened breach of such sections by the Reseller or any of Resellers employees or subcontractors.

12.  RESELLER PORTAL

If applicable, MediaNet Group Technologies shall produce a Branded Portal for Licensee under terms as outlined in a Portal Agreement attached hereto.

13.  MISCELLANEOUS

     13.1 ASSIGNMENT. This Agreement will be binding upon and inure to the benefits of the parties hereto and their permitted successors and assigns. Reseller may nat assign or otherwise transfer this Agreement without MediaNet Group Technologies's prior written consent except to a successor.

     13.2 WAIVER AND AMENDMENT. No modifications, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

     13.3 GOVERNING LAW. The laws of the State of Florida shall govern this Agreement, without reference to conflicts of law provisions.

     13.4 NOTICES, ETC. Any notice required or permitted by this Agreement shall be deemed given if delivered by registered mail, postage prepaid, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Delivery shall be deemed effective 3 days after deposit with postal

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     authorities. Email, facsimile or other form of transmission pursuant to which MediaNet Group Technologies receives actual notice of the accounts into which the funds are to be wired may give notices of the accounts into which payment is to be wired shall be effective and MediaNet Group Technologies shall be entitled to rely upon them as if they were sent in accordance with the notice provisions of this paragraph.

     13.5 INDEPENDENT CONTRACTORS. The parties are independent contractors with respect to each other. Each party is not and shall not be deemed to be an employees, agent, joint venture Reseller or legal representative of the other for any purpose and shall not have any right, power, or authority to create any obligation or responsibility on behalf of the other.

     13.6 SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

     13.7 COMPLETE UNDERSTANDING. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement, either written or oral.

     13.8 FORCE MAJEUR. Except with respect to obligations to make payments hereunder, neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to causes beyond its reasonable control including, but not limited to: earthquake, flood, fire, storm or other natural disaster, act of God, labor controversy or threat thereof, civil disturbance or commotion, disruption of the public markets, war or armed conflict or the inability to obtain sufficient material, supplies, labor, transportation, power or other essential commodity or service required in the conduct of its business, including internet access, or any change in or the adoption of any law, ordinance, rule, regulation, order, judgment or decree.

     13.9 CONTENT. It is agreed that MediaNet Group Technologies shall have complete control of content on the Portals with the exception of the customized pages and links on contracted portals, and these pages and links are subject to MediaNet Group Technologies's approval.

     13.10 NO DISPARAGEMENT. Each party agrees that, during the Term of this Agreement and for a period of five (5) years thereafter, neither will make written or oral comments regarding the other that are negative, disparaging, tend to bring the other into disrepute or call into question the business acumen, character, honesty or integrity of the other.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year last set forth below.


 MEDIANET GROUP TECHNOLOGIES, INC.          LEGAL NAME: Hispanic
                                            Call Centers

 /s/ Martin A.Berns                         /s/ Robert Fabro
 ---------------------------------          ------------------------------------
 Signature                                  Signature

 By: Martin A. Berns                        By: Robert Fabro

 Title: Chief Executive Officer             Title: President

Name of Master Reseller (if applicable):____________ Approved by:_______________


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                           LICENSE RESELLING SCHEDULE

Resellers are licensed to market the Brand-A-Port applications and receive commission on all product sales plus residual income on hosting/maintenance fees as outlined on the Compensation Schedule attached hereto.

THE PLAN

The MediaNet Group Technologies Reseller Plan is free to join. Under the plan, resellers market and promote MediaNet Group Technologies's software product range to their existing customer base and the general Internet community. By referring a customer to the MediaNet Group Technologies web site, the reseller receives a commission for customer's purchase of the MediaNet Group Technologies Brand-A-Port software.

MARKETING AND PROMOTION

Resellers are expected to actively market and promote MediaNet Group Technologies Software to their existing customer base and visitors to their web site. Promotion by newsletters and e-mail to customers is encouraged, but we do not encourage spam e-mail and hence specifically ask resellers not to promote MediaNet Group Technologies Software or Applications via unsolicited e-mail.

RESELLER LINK

Customers are identified as coming from a particular reseller by placing a link(s) on their web site, which contains a cookie (i.e.. small packet of code) which identifies the reseller. On acceptance into the program, MediaNet Group Technologies issues the reseller with the cookie and instructions on how to insert the cookie into their web site.

WHAT PRODUCTS ARE AVAILABLE FOR RESALE?

Products which can be resold, include: Brand-A-Port Gold (Generic Portal), Brand-A-Port Platinum Portal and Branded PictureJudge applications. MediaNet Group Technologies may offer additional products from time to time.

COMMISSION

MediaNet Group Technologies tracks the customer sales coming from the reseller and at the end of every calendar month issues a check for 20% commission to the reseller on product sales and 10% the total amount of hosting/maintenance sales made. Commissions are only paid each month if the amount owing exceeds $100 US. MediaNet Group Technologies reserves the right to change the level of commission with out notice. Commission is not paid on MediaNet Group Technologies's free-ware programs. (pricing and products subject to change without notice).

CUSTOMER CONTACT

Once a customer has come from the reseller to the MediaNet Group Technologies web site, MediaNet Group Technologies deals with the customer directly, issuing the software from the MediaNet Group Technologies server and billing the customer. MediaNet Group Technologies handles all technical support and refund issues.

REFUNDS

If a refund is issued to a customer who came from a reseller, the reseller's account is adjusted accordingly.

TERMINATION

The Reseller Agreement can be terminated at any time at the discretion of either party.

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                              COMPENSATION SCHEDULE

This Compensation Schedule is attached hereto and made a part thereof that certain Reseller Agreement of even date:

Reseller shall be entitled to receive compensation in the following manner:

COMPENSATION:

     BSP REWARDS PROGRAM: MediaNet shall, upon collection, remit to Member Provider _1_% of the net Rewards earned by Members through and provided directly by it, and _1_% of the net Member Rewards received and collected that is earned through Merchants, Companies, Organizations, Groups and individuals that have been contracted through Member Provider.

     BRAND-A-PORT OR BSP PORTAL SALES: MediaNet shall remit to Member Provider 20% of the price of each Portal sold directly by it.

     BSP MONTHLY HOSTING FEES: In addition, MediaNet shall remit to Member Provider an amount equal to 10% of the hosting fees paid by Buyers who purchase portals or host websites with MediaNet as a direct result of the activities of Member Provider, whether those activities are sold through the portal or independent of it.

PAYMENT OF COMPENSATION (SUBJECT TO RECEIPT OF GOOD, VALID FUNDS)

     PORTAL SALES: MediaNet shall remit all sums due to Member Provider within 30 days of receipt of cleared funds.

     MONTHLY HOSTING FEES: In addition, MediaNet shall remit hosting fees to Member Provider in monthly installments on or before the 15th business day of each month. All sums received by MediaNet through the last business day of the preceding month shall be included in the calculation of the amount to be remitted.

     BSP REWARDS MEMBER PURCHASES VOLUME: Amounts due for purchases of products or services shall be calculated as of funds received by the last day of each month and remitted on or before the 15th day of the following month.

     RECORDS

MediaNet shall maintain books and records and shall provide for online confirmation of sales and payments. MediaNet shall permit Member Provider or its designees reasonable access during normal business hours and, upon request, to verify funds and payments due pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year last set forth below.

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                RESELLER DISTRIBUTOR PRICING STRUCTURE & DETAILS

GOLD PORTAL

Includes the following available options:

o    Complete Basic Portal

o Web-based Admin Panel to turn on and turn off individual applications and features

o    Branded Header

o    Branded Frames

o    Reseller Program

o    Email

o    MediaNet Group Technologies Photo Sharing

o    MediaNet Group Technologies Travel Agency

                       Retail $495 License Wholesale $395
                       Monthly Hosting/Maintenance/Updates
                            Retail $39 Wholesale $35
                   (quarterly maintenance fee due in advance)

PLATINUM PORTAL

Includes at your option:

o    Full Featured Customizable Portal with web based administration panel

o    Branded Header

o    Branded Photo Sharing

o    Branded Travel Agency

o    Branded Frames

o    Email

o    Branded Picture Judge

o    Reseller program

                      Retail $1295 License Wholesale $1035
                       Monthly Hosting/Maintenance/Updates
                            Retail $99 Wholesale $89
                   (quarterly maintenance fee due in advance)

BRANDED PICTUREJUDGE(SM) INTERACTIVE PHOTO RATING GAME

Includes at your option: o Branded PictureJudge photo rating game o Customized phot catagories o Reseller Program

                       Retail $795 License Wholesale $635
                       Monthly Hosting/Maintenance/Updates
                            Retail $69 Wholesale $63
                   (quarterly maintenance fee due in advance)

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                      PROCEDURE FOR REGISTERING PROSPECTIVE
         CLIENTS, MEMBER PROVIDERS/ MERCHANTS/MERCHANT MEMBER PROVIDERS

This Addendum is attached hereto and made a part hereof that certain Reseller or Master Reseller Agreement between the parties:

MEDIANET GROUP (MNG) HAS DEVELOPED A SET OF CRITERIA DESIGNED TO AVOID ANY POTENTIAL PROSPECT REGISTRATION DISPUTES AND TO ASSURE OUR RESELLERS FULL COMMISSION ON SALES MADE BY THEM. TO INSURE THIS GOAL, WE HAVE CREATED CRITERIA THAT MUST BE FOLLOWED FOR REGISTRATION OF THE COMPANIES (PROSPECTS) INTRODUCED TO THE BSP REWARDS PROGRAM.

1. Resellers must send us an E-mail with the company name, contact and title that you wish to register with the Company. Said contact must have the authority to make the decision relative to the Brand-A-Port and/or BSP programs.

2. MNG will send an e-mail to the Reseller approving or disapproving the registration of the prospective client dependent upon whether or not there has been prior contact by the company, registration of the prospect by another Reseller or other factors as determined by the MNG.

3. Upon approval by MNG, the Reseller will have 30 days to initiate and complete a proposal to said prospect. The proposal must be approved by MNG and receipt confirmed by the prospect.

4. The Reseller will then have 5 months to bring the registered prospect to contract. If a contract is not consummated in the allotted time-frame, the prospect shall then revert back to MNG. Reseller may then re-register the prospect subject to the above criteria and/or other criteria in effect at the time.

The above criteria points are firm unless a special situation is approved by MNG in writing.

WE BELIEVE THAT EACH REPRESENTATIVE AND RESELLER WILL SEE THE BENEFITS OF THIS PROGRAM AND THE PROTECTION IT AFFORDS THEM.

APPROVED AND ACCEPTED BY THE SIGNATORY PARTIES BELOW THIS __ OF ________, 200__.


MediaNet Group Technologies, Inc.             ________________________


Accepted by: __________________________    Accepted by:__________________
               Chief Executive Officer               Title:


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